Exhibit 99.1

Erie Indemnity Reports Full Year and Fourth Quarter 2015 Results
Earnings Up 19.1 percent, Net Income per Diluted Share Up 19.3 percent for the Quarter

Erie, Pa. - February 25, 2016 - Erie Indemnity Company (NASDAQ: ERIE) today announced financial results for the full year and the quarter ending December 31, 2015. Net income was $174.7 million, or $3.33 per diluted share, for the full year 2015, compared to $167.5 million, or $3.18 per diluted share, in 2014. Net income was $30.1 million, or $0.57 per diluted share, in the fourth quarter of 2015, compared to $25.3 million, or $0.48 per diluted share, in the fourth quarter of 2014. The growth in 2015 for the fourth quarter and full year was driven by increased net revenue from operations and increased investment income, primarily due to an increase in earnings from limited partnerships.
"The strong results we saw in 2015, our 90th year in business, reflect our continued commitment to and execution of our business strategy that will provide long-term value for our customers and shareholders," said Terry Cavanaugh, President and CEO.

4Q and Total Year 2015
(dollars in thousands)	4Q'14	4Q'15	2014	2015
Net revenue from operations	$35,413	$41,839	$222,847	$232,541
Investment income	2,342	4,244	28,417	33,708
Income before income taxes	37,755	46,083	251,264	266,249
Income tax expense	12,459	15,950	83,759	91,571
Net income	$25,296	$30,133	$167,505	$174,678
Gross margin from operations	10.5%	11.7%	15.8%	15.4%

2015 Total Year Highlights

Net revenue from operations before taxes increased $9.7 million, or 4.3 percent, in 2015 compared to 2014.

•	Management fee revenue increased $99.3 million, or 7.2 percent, in 2015 compared to 2014.

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Commissions increased $64.9 million in 2015 compared to 2014. The majority of the increase was driven by the 7.3 percent increase in direct and assumed premiums written by the Exchange, while approximately one-quarter of the increase was due to higher agent incentive costs primarily related to profitable growth.

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Non-commission expense increased $23.8 million in 2015 compared to 2014. Underwriting and policy processing costs increased $8.0 million due to increased personnel and postage costs. Information technology costs increased $2.3 million primarily due to hardware and software costs. Sales and advertising costs increased $4.1 million primarily due to personnel costs. Customer service costs increased $2.8 million due to an increase in personnel costs and credit card processing fees. Administrative and other costs increased $6.6 million due to personnel costs and professional fees. Personnel costs in all expense categories were impacted by increased pension and medical costs, and increased estimates for incentive plan compensation costs related to underwriting performance.

•	The gross margin for 2015 was 15.4 percent, compared to 15.8 percent for 2014. The 0.4 point decrease in gross margin was driven primarily by the increased agent incentive costs discussed above.

Income from investments before taxes totaled $33.7 million in 2015, compared to $28.4 million in 2014. Earnings from limited partnerships were $17.0 million in 2015 compared to earnings of $10.9 million in 2014.

4Q 2015 Highlights

Net revenue from operations before taxes increased $6.4 million, or 18.1 percent, in the fourth quarter of 2015 compared to the fourth quarter of 2014.

•	Management fee revenue increased $19.5 million, or 5.9 percent, in the fourth quarter of 2015 compared to the fourth quarter of 2014.

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Commissions increased $11.2 million in the fourth quarter of 2015, compared to the fourth quarter of 2014. The majority of the increase was driven by the 6.2 percent increase in direct and assumed premiums written by the Exchange.

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Non-commission expense increased $1.5 million in the fourth quarter of 2015 compared to the fourth quarter of 2014.  Underwriting and policy processing costs increased $1.7 million due to increased personnel costs. Sales and advertising costs increased $1.7 million due to increased personnel and advertising costs. Administrative and other expenses decreased $2.0 million due to professional fees. All other operating costs increased $0.1 million.

•	The gross margin in the fourth quarter of 2015 was 11.7 percent, compared to 10.5 percent in the fourth quarter of 2014.

Income from investments before taxes totaled $4.2 million in the fourth quarter of 2015, compared to $2.3 million in the fourth quarter of 2014. Earnings from limited partnerships were $0.1 million in the fourth quarter of 2015 compared to losses of $1.7 million in the fourth quarter of 2014.

Webcast Information
Indemnity has scheduled a conference call and live audio broadcast on the Web for 10:00 AM ET on February 26, 2016. Investors may access the live audio broadcast by logging on to www.erieinsurance.com. Indemnity recommends visiting the website at least 15 minutes prior to the Webcast to download and install any necessary software. A Webcast audio replay will be available on the Investor Relations page of the Erie Insurance website by 12:30 PM ET.

Erie Insurance Group

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 10th largest homeowners insurer and 12th largest automobile insurer in the United States based on direct premiums written and the 15th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 5 million policies in force and operates in 12 states and the District of Columbia.

Erie Insurance Group is a FORTUNE 500 company, a Barron’s 500 company and has been recognized by Forbes as one of America's 50 Most Trustworthy Financial Companies.

News releases and more information about Erie Insurance Group are available at www.erieinsurance.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained herein that are not historical fact are forward-looking statements and, as such, are subject to risks and uncertainties that could cause actual events and results to differ, perhaps materially, from those discussed herein.  Forward-looking statements relate to future trends, events or results and include, without limitation, statements and assumptions on which such statements are based that are related to our plans, strategies, objectives, expectations, intentions, and adequacy of resources.  Examples of forward-looking statements are discussions relating to premium and investment income, expenses, operating results, and compliance with contractual and regulatory requirements.  Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.  Among the risks and uncertainties, in addition to those set forth in our filings with the Securities and Exchange Commission, that could cause actual results and future events to differ from those set forth or contemplated in the forward-looking statements include the following:

•	dependence upon our relationship with the Exchange and the management fee under the agreement with the subscribers at the Exchange;

•	costs of providing services to the Exchange under the subscriber’s agreement;

•	credit risk from the Exchange;

•	dependence upon our relationship with the Exchange and the growth of the Exchange, including:

◦	general business and economic conditions;

◦	factors affecting insurance industry competition;

◦	dependence upon the independent agency system; and

◦	ability to maintain our reputation for customer service;

•	dependence upon our relationship with the Exchange and the financial condition of the Exchange, including:

◦	the Exchange’s ability to maintain acceptable financial strength ratings;

◦	factors affecting the quality and liquidity of the Exchange’s investment portfolio;

◦	changes in government regulation of the insurance industry;

◦	emerging claims and coverage issues in the industry; and

◦	severe weather conditions or other catastrophic losses, including terrorism;

•	ability to attract and retain talented management and employees;

•	ability to maintain uninterrupted business operations;

•	factors affecting the quality and liquidity of our investment portfolio;

•	our ability to meet liquidity needs and access capital; and

•	outcome of pending and potential litigation.

A forward-looking statement speaks only as of the date on which it is made and reflects our analysis only as of that date.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changes in assumptions, or otherwise.

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